Exhibit 10.44
First Amendment
To French Annex
     Whereas, the Board of Directors of IDM Pharma, Inc. (the “Company”) has determined that it is in the best interests of the Company to amend the terms of the French Annex to the Company’s 2000 Stock Plan to provide that the lock-up period described in Section 11 of the French Annex shall not apply where the optionee exercises his or her option during any permitted post-termination exercise period that follows his or her termination of service.
     Accordingly, Section 11 of the French Annex is hereby amended and restated in its entirety as follows, effective as of December 19, 2005:
Lock-Up Period. In the event of an exercise of Qualified Options prior to the fourth (4th) anniversary of the Date of Grant1, any shares of Common Stock received upon exercise of such Qualified Options shall be held in a separate account with a Company approved brokerage firm and may not be sold, assigned, donated or otherwise disposed of until the fourth (4th) anniversary of the Date of Grant1. However, this “Lock-Up Period” shall not apply in the case of death or disability (as defined under in the second and third categories of Articles L 341-4 of the French social security code) of the Optionholder. In addition, in the event of retirement or dismissal (as both terms are defined under applicable law) of the Optionholder, the Lock-Up Period shall not apply to any shares of Common Stock received upon exercise of Qualified Options, provided that the relevant Options were exercised at least three months prior to the date of retirement or dismissal, as the case may be. Notwithstanding the foregoing, the Lock-Up Period shall not apply to any shares of Common Stock received upon exercise of Qualified Options, provided that the relevant Options were exercised after the date of the termination of the Optionholder’s Continuous Service in accordance with Article 6(h) of the Plan. Additionally, the Board shall have the discretionary authority to extend, accelerate or reduce any Lock-Up Period.

[1]	The sale of the shares resulting from the exercise of the options can not be restricted for a period longer than three years as from the date of the exercise of the option. Therefore, in order that the lock-up period is four years from the date of the grant, it should be ensured that the options can not be vested during the first year from the date of the grant.

1.